Exhibit 10.1

Ares Management LLC
245 Park Avenue, 44th Floor
New York, New York 10167

November 12, 2018

Teligent, Inc.

105 Lincoln Avenue

Buena, NJ 08310

Attention: Damian Finio, CFO

$25 MILLION FIRST LIEN REVOLVING CREDIT FACILITY
$95 MILLION SECOND LIEN CREDIT FACILITIES
COMMITMENT LETTER

Mr. Finio:

Thank you for contacting Ares Management LLC (together with its affiliates, “Ares”, “we” or “us”) as a financing source for the proposed financing for Teligent, Inc. (the “Company”). Ares is pleased to act as lead arranger in connection with $120,000,000 in senior secured credit facilities, consisting of a first lien revolving credit facility of $25,000,000 (the “First Lien Revolving Credit Facility”), a second lien initial term loan facility of $50,000,000 (the “Second Lien Initial Term Loan Facility”), a second lien delayed draw term facility A of $30,000,000 (the “Second Lien DDTL Facility A”) and a second lien delayed draw term loan facility B of $15,000,000 (the “Second Lien DDTL Facility B” and, together with the Second Lien Initial Term Loan Facility and the Second Lien DDTL Facility A, the “Second Lien Credit Facilities”) (the First Lien Revolving Credit Facility and the Second Lien Credit Facilities are collectively referred to as the “Credit Facilities”) on the terms and conditions described herein, in the Summary of Terms attached as Exhibit A (the “Term Sheet” and, together with this letter, the “Commitment Letter”) and in the Fee Letter among the parties hereto and dated of even date herewith (the “Fee Letter”). The establishment of the Credit Facilities and the other transactions contemplated with respect thereto are collectively referred to herein as the “Transactions”. Each capitalized term used but not defined herein shall have the meaning assigned in the Term Sheet.

Commitments

In connection with the foregoing, Ares, on behalf of its managed funds, is pleased to commit to provide 100% of the Credit Facilities upon the terms and conditions set forth in this Commitment Letter, the Term Sheet and the Fee Letter.

Roles and Titles

It is agreed that Ares is hereby appointed as lead arranger and bookrunner for the Credit Facilities (in such capacity, the “Lead Arranger”). In addition, (i) ACF Finco I, LP is pleased to act and is hereby appointed to act as administrative and collateral agent for the First Lien Revolving Credit Facility (in such capacity, the “First Lien Agent”) and (ii) Ares Capital Corporation is pleased to act and is hereby appointed to act as administrative and collateral agent for the Second Lien Credit Facilities (in such capacity, the “Second Lien Agent” and, together with the First Lien Agent, the “Agents”). In its capacity as lead arranger, Ares will have rights and authority customarily given to financial institutions in such a role, but will not be subject to any fiduciary or other implied duties. No other agent, co-agent, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid by you in connection with the Credit Facilities unless you and we shall so agree in writing.

We expect to hold all of the Credit Facilities, but we reserve the right, prior to or after the execution of the definitive documentation for the Credit Facilities (the “Definitive Documentation”), to syndicate a portion of our commitments to one or more financial institutions or other entities that will become parties to the Definitive Documentation (together with Ares, the “Lenders”).

Conditions

Our commitments hereunder and the Lead Arranger’s agreement to perform the services described herein are subject to the conditions precedent set forth in the Term Sheet.

Information.

You represent and covenant that (a) all information, other than the Projections (as defined below) (the “Information”), that has been or will be made available to Ares by or on behalf of you, any of your representatives, or any of the Loan Parties is or will be, when furnished, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections with respect to the Company and its subsidiaries (the “Projections”) that have been or will be made available to Ares by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to Ares. You agree that if at any time prior to the closing of the Credit Facilities you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. We will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Compensation.

As consideration for Ares’s commitment hereunder and its agreement to perform the services described herein, you agree to pay the fees and fulfill the other obligations set forth in this Commitment Letter and in the Fee Letter.

Indemnity and Expenses.

By executing this Commitment Letter, you (the “Indemnitor”) agree to pay all of Ares’s fees, costs and expenses (including, without limitation, all out-of-pocket costs and expenses arising in connection with any due diligence investigation performed by or on behalf of Ares, and the fees and expenses of third party advisors, consultants and special counsel to Ares and also of, without limitation, any local or specialized legal counsel (limited to (w) one primary counsel for Agents (or, to the extent the Agents are not affiliates, one primary counsel for each of First Lien Agent and Second Lien Agent), (x) one local counsel in each relevant jurisdiction, (y) regulatory counsel if reasonably required, and (z) to the extent one primary counsel represents both of the Agents, one additional counsel (representing either First Lien Agent or Second Lien Agent only) to the extent of any conflict between First Lien Agent and Second Lien Agent on any matter, including, without limitation, the negotiation of the intercreditor agreement between the Agents) arising in connection with the negotiation, preparation, execution, delivery, syndication, closing or administration of this Commitment Letter, the Fee Letter and the Definitive Documentation, regardless of whether the Transactions close.

In addition, the Indemnitor agrees to indemnify and hold harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). “Indemnified Party” shall mean Ares, the other Lenders, each affiliate of any of the foregoing and the respective principals, directors, officers, representatives, advisors, agents, employees and third party advisors of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all losses, claims, damages, liabilities or other costs or expenses (or actions or other proceedings commenced or threatened in respect thereof) to which an Indemnified Party may become subject which arise out of or related to or result from any transaction, action or proceeding connected with the Transactions or the other matters described or referred to in this Commitment Letter; provided that Liabilities shall not include any losses, claims, damages, liabilities or other costs or expenses which result solely from the gross negligence or willful misconduct of an Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party as the same are incurred for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding). The Indemnitor further agrees not to assert any claim against any Indemnified Party for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with the Transactions.

Furthermore, each of the parties hereto hereby acknowledges and agrees that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. Each of the parties hereto agrees to assume and accept such risks and hereby authorizes the use of transmission of electronic transmissions, and that none of the parties hereto nor any of their respective affiliates will have any liability for any damages arising from the use of such electronic transmission systems, except to the extent the same is found by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such person or any of its affiliates.

Sharing of Information; Absence of Fiduciary Relationship

You acknowledge that Ares and its affiliates may be investing in, or providing debt financing, equity capital or other services to other companies with which you may have conflicting interests. You agree that nothing in this Commitment Letter, the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty among Ares and you, your equity holders, employees, creditors or affiliates or any other person. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you (or your equity holders, employees, creditors or affiliates or any other person) and us and our affiliates has been or will be created in respect of any of the transactions contemplated by this Commitment Letter or the Fee Letter, irrespective of whether we and/or our affiliates have advised or are advising you on other matters and in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, we are acting solely as a principal and not as an agent or fiduciary to you, your equity holders, employees, creditors or affiliates or any other person, (b) you will not assert any claim against us and/or our affiliates for breach or alleged breach of fiduciary duty in respect of or arising from or related to any of the Transactions and agree that we and/or our respective affiliates shall not have any direct or indirect liability to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees, creditors or affiliates or any other person, (c) the Transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us, on the one hand and, you, on the other and (d) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that we and our affiliates do not provide tax, accounting or legal advice.

Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Ares pursuant hereto, shall be disclosed, directly or indirectly, to any other person except that such existence and contents may be disclosed (a) to you and your officers, directors, employees, attorneys, accountants and professional advisors on a confidential and “need-to-know” basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof).

Termination.

In the event that the initial borrowing in respect of the Credit Facilities does not occur on or before December 31, 2018, then this Commitment Letter and our commitments and undertakings hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. The provisions under the headings Indemnity and Expenses, Information, Sharing Information; Absence of Fiduciary Relationship, and Confidentiality above and the governing law and forum provisions contained herein shall remain in full force and effect regardless of whether the Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments and agreements hereunder.

Governing Law, Etc.

This Commitment Letter shall not be assignable by you or us (except for any such assignment to one or more of our affiliates) without the prior written consent of the other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties) and is not intended to create a fiduciary relationship between the parties hereto. Any and all obligations of, and services to be provided by, Ares hereunder (including, without limitation, its commitment) may be performed and any and all rights of Ares hereunder may be exercised by or through any of its affiliates or branches. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Loan Parties or any of their respective subsidiaries or affiliates (including without limitation information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all non-public information provided to us by you as confidential in accordance with customary industry practices. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Credit Facilities. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the state of New York.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

You acknowledge that Ares and its respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies. Ares is a full service financial firm and is affiliated with full service financial firms and as such from time to time may effect transactions for Ares’s own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have or may have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from Ares’s failure or the failure of any of Ares’s affiliates to bring such transactions, activities, investments or holdings to your attention.

Public Announcements.

You agree that we may, at our expense, publicly announce as we may choose the capacities in which our affiliates or we have acted hereunder.

Patriot Act.

Ares hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Ares and any other Lender may be required to obtain, verify and record information that identifies the Loan Parties which information includes the name, address, tax identification number and other information regarding such person that will allow Ares or such Lender to identify such person in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Ares and any other Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York time, on November 12, 2018. This Commitment Letter shall become effective when both you and Ares have executed and delivered counterparts of this Commitment Letter and the Fee Letter. This Commitment Letter and the agreements contained herein will expire at the aforementioned time in the event that we have not received such executed counterparts from you by such time.

[Remainder of this page intentionally left blank]

Thank you again for contacting us about this transaction and as always, we look forward to partnering with you on this exciting opportunity.

Sincerely,

ARES MANAGEMENT LLC

By	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

Accepted and agreed to as of
the date first above written:

TELIGENT, INC.

By	/s/ Damian Finio
Name: Damian Finio
Title: Chief Financial Officer

EXHIBIT A

TELIGENT, INC.

$25,000,000 FIRST LIEN REVOLVING CREDIT FACILITY

$95,000,000 SECOND LIEN CREDIT FACILITIES
SUMMARY TERMS AND CONDITIONS

November 12, 2018

Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Commitment Letter to which this Summary Terms and Conditions is attached (the “Commitment Letter”).

I. PARTIES
Borrower:	Teligent Inc., a Delaware corporation (the “Company”).
Guarantors:	The Credit Facilities (as defined below) will be guaranteed by all existing and future direct and indirect domestic and, to the extent no material adverse tax consequences would result, foreign subsidiaries of the Company and any domestic holding company thereof, but excluding immaterial subsidiaries (collectively, the “Guarantors”). The Company and the Guarantors are sometimes referred to as “Obligors”.
First Lien Agent:	ACF FINCO I LP (“ACF”) (in such capacity, the “First Lien Agent”).
Second Lien Agent:	Ares Capital Corporation (“ARCC”) (in such capacity, the “Second Lien Agent”; and together with the First Lien Agent, the “Agents”).
Lenders:	Initially, ACF, ARCC, and a syndicate of financial institutions and other entities acceptable to the Company, First Lien Agent and Second Lien Agent, as applicable, and selected by each Agent in consultation with, and subject to the approval of, the Company (the “Lenders”).
II. FIRST LIEN REVOLVING CREDIT FACILITY
First Lien Revolving Credit Facility:	A first lien revolving credit facility (the “First Lien Revolving Credit Facility”) in an aggregate principal amount not to exceed $25,000,000 (the “Revolving Credit Commitment”).
Availability:	At no time shall the sum of the aggregate principal amount of outstanding loans under the First Lien Revolving Credit Facility exceed the lesser of (a) the Revolving Credit Commitment and (b) the Borrowing Base (as defined below) then in effect. Notwithstanding the foregoing, $25,000,000 shall be available to be drawn in respect of the First Lien Revolving Credit Facility on the Closing Date. Amounts repaid or prepaid may be reborrowed.

Borrowing Base:	The borrowing base will be determined, net of customary reserves based on eligible inventory, eligible machinery and equipment, eligible real estate and eligible receivables (with eligibility criteria and advance rates to be determined) (the “Borrowing Base”).
Maturity:	The earlier to occur of (a) six (6) months prior to the maturity of the Company’s outstanding 2023 Convertible Notes (to be defined in the Definitive Documentation) and (b) five years from the Closing Date.
Amortization:	None prior to maturity.
III. SECOND LIEN CREDIT FACILITIES
Second Lien Initial Term Loan Facility:	Second Lien Initial Term Loan Facility: A second lien initial term loan facility in an aggregate principal amount of up to $50,000,000 (the “Second Lien Initial Term Loan Facility”).
Second Lien DDTL Facility A:	Second Lien DDTL Facility A: A second lien delayed draw term loan facility in an aggregate principal amount of up to $30,000,000 (the “Second Lien DDTL Facility A”).
Second Lien DDTL Facility B:	Second Lien DDTL Facility B: A second lien delayed draw term loan facility in an aggregate principal amount of up to $15,000,000 (the “Second Lien DDTL Facility B” and, collectively with the Second Lien DDTL Facility A, the “Second Lien DDTL Facilities” and, collectively with the Initial Term Loan Facility, the “Second Lien Credit Facilities”), which shall be undrawn on the Closing Date. The First Lien Revolving Credit Facility and the Second Lien Credit Facilities are collectively referred to herein as the “Credit Facilities”.
Availability:

Second Lien Initial Term Loan Facility: To be fully drawn on the Closing Date. Amounts repaid or prepaid cannot be reborrowed.

Second Lien DDTL Facility A: To be drawn in no less than $10,000,000 increments, provided that the Company is in compliance with certain covenants to be mutually agreed upon under the Definitive Documentation, and subject to the conditions precedent set forth herein. The Company may only draw under the Second Lien DDTL Facility A on or prior to June 30, 2019 (the “Second Lien DDTL Facility A Expiration Date”). Amounts repaid or prepaid cannot be reborrowed.

Second Lien DDTL Facility B: To be drawn in no less than $2,500,000 increments, provided that the Company is in compliance with certain covenants to be mutually agreed upon under the Definitive Documentation, and subject to the conditions precedent set forth herein. The Company may only draw under the Second Lien DDTL Facility B until one year after the Closing Date (the “Second Lien DDTL Facility B Expiration Date”). Amounts repaid or prepaid cannot be reborrowed.

Maturity:

Second Lien Initial Term Loan Facility: The earlier to occur of (a) three (3) months prior to the maturity of the Company’s outstanding 2023 Convertible Notes and (b) five and a half years from the Closing Date.

Second Lien DDTL Facility A: Undrawn amounts of the Second Lien DDTL Facility A will terminate on the Second Lien DDTL Facility A Expiration Date. Drawn amounts of the Second Lien DDTL Facility A will mature at the same time as the Second Lien Initial Term Loan Facility.

Second Lien DDTL Facility B: Undrawn amounts of the Second Lien DDTL Facility B will terminate on the Second Lien DDTL Facility B Expiration Date. Drawn amounts of the Second Lien DDTL Facility B will mature at the same time as the Second Lien Initial Term Loan Facility.

Amortization:	Second Lien Initial Term Loan Facility: None prior to maturity. Second Lien DDTL Facility A: None prior to maturity. Second Lien DDTL Facility B: None prior to maturity.
IV. USE OF PROCEEDS

First Lien Revolving Credit Facility: The First Lien Revolving Credit Facility will be used (a) on the Closing Date to refinance existing debt (other than the 2023 Convertible Notes (as hereinafter defined)), and to pay fees and expenses incurred in connection with the Transactions or the refinancing of such debt and paid on the Closing Date or as otherwise set forth in the Definitive Documentation and (b) thereafter for working capital and general corporate purposes of the Company and its subsidiaries.

Second Lien Initial Term Loan Facility: The Second Lien Initial Term Loan Facility will be used to refinance any existing debt (other than the 2023 Convertible Notes) of the Company, including the repurchase of a portion of the 2019 Convertible Notes (to be defined in the Definitive Documentation), and to pay fees and expenses incurred in connection with the Transactions, the refinancing of any existing debt or the repurchase of a portion of the 2019 Convertible Notes and paid on the Closing Date or as otherwise set forth in the Definitive Documentation.

Second Lien DDTL Facility A: The Second Lien DDTL Facility A will be used solely to finance the repurchase of the 2019 Convertible Notes and to pay fees and expenses incurred in connection with the Transactions or the repurchase of a portion of the 2019 Convertible Notes and paid on the date of funding thereof or as otherwise set forth in the Definitive Documentation.

Second Lien DDTL Facility B: The Second Lien DDTL Facility B will be used solely to finance the construction of the high speed injectable line at the Company’s Buena, New Jersey facility (the “Project”).

V. INTEREST RATES AND FEES
Interest Rates:

Base Rate and LIBOR Options: At the Company’s option, each loan under the Credit Facility will bear interest at a rate per annum equal to the Applicable Margin (as defined below), plus one of the following indexes: (a) LIBOR and (b) the Base Rate.

“LIBOR” shall be defined as the higher of (i) (A) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable interest period under the caption British Bankers Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full business day next preceding the first day of such interest period multiplied by (B) the Statutory Reserve Rate, and (ii) 1.00% per annum.

The “Statutory Reserve Rate” shall be defined as a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board of Governors of the Federal Reserve System of the United States (or any successor) and to which the Agents are subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

The “Base Rate” shall be defined as the highest of (i) the prime rate (as determined by reference to the Wall Street Journal), (ii) the federal funds rate plus 0.50%, (iii) the sum of LIBOR for an interest period of one month plus the excess of the LIBOR Applicable Margin over the Base Rate Applicable Margin and (iv) 2.00%

Applicable Margins: The “Applicable Margins” for the Credit Facility shall be as set forth below:

First Lien Revolving Credit Facility: LIBOR + 3.75%
Base Rate + 2.75%

Second Lien Initial Term Loan Facility: LIBOR + 8.75%
Base Rate + 7.75%

Second Lien DDTL Facility A: LIBOR + 8.75%
Base Rate + 7.75%

Second Lien DDTL Facility B: LIBOR + 8.75%
Base Rate + 7.75%

Interest periods for LIBOR loans shall be for one, two, three or six months, as selected by the Company. Subject to the terms below regarding PIK interest, interest on all LIBOR loans will be paid at the end of each interest period or, in the case of any interest period in excess of three months, on each date occurring at three-month intervals after the first day of such interest period and interest on all Base Rate loans will be paid quarterly on the last day of each calendar quarter.

Interest accruing in respect of the First Lien Revolving Credit Facility shall be payable in cash.

Until the PIK Termination Date (as defined below), interest accruing in respect of the Second Lien Credit Facilities shall, at the option of the Company, either be payable in cash or shall be payable in kind by being added to the principal balance of the term loans under the Second Lien Credit Facilities on each applicable interest payment date. The “PIK Termination Date” means the earliest to occur of (a) the second anniversary of the Closing Date and (b) the date upon which the Company has provided financial statements to the Lenders demonstrating twelve months of revenues of at least $125,000,000. After the PIK Termination Date, all interest accruing in respect of the Second Lien Credit Facilities shall be payable in cash.

If any event of default shall have occurred and be continuing, all loans and other obligations under the Credit Facility shall bear interest at a rate per annum equal to 2.00% in excess of the otherwise highest applicable interest rate (including the Applicable Margin) at the election of the First Lien Agent (with respect to the First Lien Revolving Credit Facility) or the Second Lien Agent (with respect to the Second Lien Credit Facilities) (or automatically while any payment or insolvency event of default exists).

Fees:

In addition to the fees described in a separate fee letter between Agents and the Company:

A fee of 1.00% per annum of the daily balance of the unused portion of each Second Lien DDTL Facility will be payable to Second Lien Agent, for the account of the Lenders under the Second Lien DDTL Facilities, quarterly in arrears, on the last day of each calendar quarter.

VI. CERTAIN PAYMENT MECHANICS
Optional Termination of the First Lien Revolving Credit Facility and Call Protection:

Loans outstanding under the First Lien Revolving Credit Facility may be prepaid at the option of the Company without premium or penalty subject to minimum notice periods and minimum amounts to be agreed; provided, that, in connection with the acceleration of the First Lien Revolving Credit Facility or termination of the Revolving Credit Commitments shall be subject to the following call protection:

(a)      After Closing Date but on or before the first anniversary of the Closing Date, at a price equal to 100% of the principal amount prepaid plus all interest on the principal amount being prepaid that has accrued through the prepayment date plus a premium equal to 2.0% of the Revolving Credit Commitment;

(b)      After the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, at a price equal to 100% of the principal amount prepaid plus all interest on the principal amount being prepaid that has accrued through the prepayment date plus a premium equal to 1.0% of the Revolving Credit Commitment; and

(c)      Thereafter, at a price equal to 100% of the principal amount prepaid plus all interest on the principal amount being prepaid that has accrued through the prepayment date.

Mandatory Prepayments of the First Lien Revolving Credit Facility:	Advances under the First Lien Revolving Credit Facility will be immediately prepaid to the extent that the aggregate extensions of credit under the First Lien Revolving Credit Facility exceed the lesser of (i) the Revolving Credit Commitment then in effect and (ii) the Borrowing Base then in effect.
Optional Prepayments of the Second Lien Credit Facilities:

The principal amount of loans under the Second Lien Credit Facilities may be prepaid, at the option of the Company, in whole or in part, with minimum notice periods and in minimum amounts to be agreed.

Optional prepayments shall be applied to the Second Lien Credit Facilities at the direction of the Company.

All optional prepayments of the Second Lien Credit Facilities shall be subject to satisfaction of payment conditions to be agreed in the Definitive Documentation.

Mandatory Prepayments of the Second Lien Credit Facilities:

Subject to intercreditor arrangements between the First Lien Agent and the Second Lien Agent, the Second Lien Credit Facilities shall be subject to prepayment, by an amount equal to:

(a)      100% of net cash proceeds of all asset sales and other asset dispositions by any Obligor or any subsidiary of any Obligor (including sales of stock of subsidiaries) other than certain asset sales in the ordinary course of business, with customary exceptions (including the limited option to reinvest certain proceeds) to be agreed;

(b)      100% of insurance proceeds received by any Obligor or any subsidiary of any Obligor, with customary exceptions (including the limited option to reinvest certain proceeds) to be agreed;

(c)      100% of the net proceeds from the issuance by any Obligor or any subsidiary of any Obligor of any public or private indebtedness, except for specified permitted indebtedness to be agreed; and

(d)     100% of all outstanding obligations under the Second Lien Credit Facilities upon the occurrence of a Change of Control (definition to be agreed).

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment (each, a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Company.

Mandatory prepayments shall be applied ratably to the Second Lien Initial Term Loan Facility, the Second Lien DDTL Facility A and the Second Lien DDTL Facility B, and shall be applied against such term loan facilities in the inverse order of maturity as applicable.

Call Protection in Respect of the Second Lien Credit Facilities:

Each optional and mandatory prepayment (including any prepayments after acceleration) of any portion of the Second Lien Credit Facilities shall be subject to the following prepayment premiums:

(a) After the Closing Date but on or before the second anniversary of the Closing Date, at 100% of the principal amount prepaid plus the Make-Whole Premium (as defined below) plus all interest on the principal amount being prepaid that has accrued through the prepayment date; and

(b) After the second anniversary of the Closing Date, at the prepayment price (expressed as a percentage of the principal amount of such loans to be prepaid) set forth below plus all interest on the principal amount being prepaid that has accrued through the prepayment date:

(i)       After the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, 102%;

(ii)       After the third anniversary of the Closing Date but on or before the fourth anniversary of the Closing Date, 101%; and

(iii)       Thereafter, 100%.

“Make-Whole Premium” shall mean with respect to any prepayment of loans under the Second Lien Credit Facilities, the excess of (a) the “present value” as of the date of such prepayment of (i) the prepayment price of the loans being prepaid at the second anniversary of the Closing Date (i.e. 102% of the principal amount of the loans being prepaid), plus (ii) all required interest payments due on the loans being prepaid at the applicable rate under the credit agreement through the second anniversary of the Closing Date (excluding interest accrued prior to such prepayment date), over (b) the principal amount of the loans being prepaid; provided that the make-whole premium may in no event be less than zero. For purposes of this definition, “present value” with respect to each of clauses (a)(i) and (a)(ii) hereof shall be computed using a discount rate applied quarterly equal to the Treasury Rate (definition to be agreed) as of such prepayment date plus 50 basis points.

VII. COLLATERAL
Security:	The First Lien Agent shall receive a perfected first priority security interest in (a) all of the capital stock of each Obligor and its subsidiaries, excluding immaterial subsidiaries (which pledge, in the case of any foreign subsidiary or any domestic holding company thereof, shall be limited to 100% of the nonvoting stock (if any) and 65% of the voting stock of such foreign subsidiary or any domestic holding company thereof to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company); and (b) all other existing and future assets and properties of each Obligor, including, without limitation, accounts receivable, inventory, real property (fee owned and leasehold), machinery, equipment, contracts, products, FDA approvals, trademarks, copyrights, software, patents, license rights and general intangibles, subject to certain exceptions set forth in the Definitive Documentation (collectively, the “Collateral”). The Second Lien Agent shall receive a perfected second priority interest in the Collateral.
VIII. CONDITIONS PRECEDENT
Conditions Precedent to Closing Date:

The initial funding of the Credit Facility will be subject to satisfaction of customary conditions precedent for credit facilities of this size, type and purpose and others deemed appropriate by the Agents including, but not limited to, the following:

(a)      The negotiation, execution and delivery of the Definitive Documentation for the Credit Facility and other customary closing documentation, including a satisfactory intercreditor agreement, satisfactory to the Agents, including receipt of satisfactory evidence that the First Lien Agent shall have a valid and perfected first priority lien and security interest in the Collateral, and the Second Lien Agent shall have a valid and perfected second priority lien and security interest in the Collateral.

(b)      There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, since December 31, 2017, (ii) in the facts and information regarding such entities as represented to date, or (iii) resulting from the timing of filing with the Securities Exchange Commission of the Company’s (x) 10-Q/A for fiscal quarter ending June 30, 2018 or (y) 10-Q for the fiscal quarter ending September 30, 2018, including that no lender has exercised any material remedies (with the sweeping of any cash from the Company being a material remedy) against the Company (each, a “Material Adverse Effect”), satisfactory to the Agents.

(c)     Confirmation of the absence of any material action, suit, investigation or proceeding pending or threatened, that could reasonably be expected to have a Material Adverse Effect or could materially affect (i) the ability of the Company or any other Obligor to perform its obligations under the Definitive Documentation or (ii) the rights and remedies of the Lenders under the Definitive Documentation.

(d)     Agents shall have received satisfactory evidence that the Company has formed a new bank account that shall be subject to a control agreement granting sole dominion and control to the Agents.

(e)     The Company shall have filed (i) a 10-Q/A with the Securities Exchange Commission for the fiscal quarter ending June 30, 2018 and (ii) a 10-Q with the Securities Exchange Commission for the fiscal quarter ending September 30, 2018, both in form and substance reasonably acceptable to Agents.

(f)      First Lien Agent shall have received a satisfactory executed borrowing base certificate and shall have completed a satisfactory review of the Company’s liquidity forecast.

(g)     Agents shall have received, at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(h)      Payment of all fees and out-of-pocket expenses required to be paid on the Closing Date.

Conditions Precedent to Extensions of Credit under the Second Lien DDTL Facility A:

The funding of the Second Lien DDTL Facility A will be subject to the following conditions precedent:

(a)      The proceeds will be used solely to finance the repayment of the 2019 Convertible Notes; and

(b)      The funding takes place prior to the Second Lien DDTL Facility A Expiration Date.

Conditions Precedent to Extensions of Credit under the Second Lien DDTL Facility B:

The funding of the Second Lien DDTL Facility B will be subject to the following conditions precedent:

(a)      The Second Lien Agent shall have received the budget for the Project in form and substance satisfactory to it, together with other customary project documentation related to the Project requested by Second Lien Agent;

(b)     The trailing twelve-month revenue of the Company is at least $65,000,000, as certified in the most recent financial statements delivered to the Second Lien Agent; and

(c)      The Second Lien Agent shall have received a copy of any applicable approval from the Company’s board of directors relating to the Project (together with documentation submitted in connection with such approval) as well as a satisfactory detailed sources and uses and certification that applicable proceeds of the Second Lien DDTL Facility B shall be used solely in accordance with the approved budget, subject to any agreed variance, for the Project.

Conditions to All Extensions of Credit:	Each extension of credit under the Credit Facility will be subject to customary conditions precedent, including the (a) absence of any default or event of default, (b) continued accuracy of all representations and warranties in all material respects; provided that such materiality qualifier shall not apply with respect to extensions of credit made on the Closing Date, (c) absence of any injunction, writ, restraining order, or other order restricting or prohibiting such extension of credit, (d) the delivery of a duly executed borrowing notice in form and substance satisfactory to the Agents and certified by a responsible officer of the Company and (e) the delivery of a borrowing base certificate (with respect to the First Lien Revolving Credit Facility).
IX. OTHER PROVISIONS
Closing Date:	The first date on which (a) the Definitive Documentation is executed by the Obligors, the Lenders and other third parties relevant to the Transactions, (b) the initial loans under the Credit Facility have been made, and (c) all applicable conditions precedent are satisfied (the “Closing Date”).
Representations and Warranties:

Representations and warranties will include those that are customary for credit facilities of this size, type and purpose and deemed reasonably appropriate by the Agents, including: corporate existence and status; corporate (or other) power and authority, enforceability; due organization; no violation of law, contracts or organizational documents or imposition of liens; no material litigation or labor controversies; no contractual restrictions on payment of dividends to shareholders of the Company and investments in the Company or any of its subsidiaries, or their ability to perform their obligations under the Definitive Documentation; accuracy and completeness of specified financial statements; projections prepared in good faith upon assumptions believed by the Obligors to be reasonable at the time made; no material adverse change; no required governmental or third party approvals or consents; no judgment, order or injunction with respect to the Transactions; use of proceeds; not engaging in business of purchasing/carrying margin stock; status under Investment Company Act; ERISA matters; FDA and regulatory matters; environmental matters; tax matters; ownership and location of properties (including leased properties); collective bargaining; insurance matters; intellectual property; material contracts; accuracy and completeness of disclosure; compliance with laws; subsidiaries and joint ventures; no default or event of default; perfected liens, security interests and charges; solvency; evidence of other indebtedness, deposit accounts and securities accounts; absence of undisclosed liabilities; and other customary and industry-specific representations and warranties for transactions of this type mutually acceptable to the parties.

The representations and warranties shall be substantially similar in the Definitive Documentation in respect of the First Lien Revolving Credit Facility and the Definitive Documentation in respect of the Second Lien Credit Facilities.

Financial Covenants:	Financial covenants will include those that are customary for credit facilities of this size, type and purpose, including: minimum revenue, minimum EBITDA and total leverage ratio (definitions to be agreed). The Definitive Documentation in respect of the Second Lien Credit Facilities will contain substantially similar financial covenants as those contained in Definitive Documentation relating to the First Lien Revolving Credit Facility, except the financial covenants will be sized with a cushion to be agreed making such covenants less restrictive than the levels set forth in the Definitive Documentation relating to the First Lien Revolving Credit Facility.
Other Covenants:

Covenants will apply to the Company and its subsidiaries, will be subject to materiality levels and/or exceptions to be agreed and reflected in the Definitive Documentation and will include those that are customary for credit facilities of this size, type and purpose and deemed reasonably appropriate by the Agents, including: delivery of monthly, quarterly and annual financial statements, budgets, compliance and borrowing base certificates and customary borrowing base reporting, insurance reports and notices of default under, or material amendments of, the documents relating to any of the Transactions, notices of any material litigation, governmental proceedings or investigations, ERISA, environmental proceedings and labor controversies, bankruptcy or similar events, management letters from the Company’s independent accountants, changes in accounting or financial reporting practices, fiscal years or fiscal quarters, or changes in corporate information; compliance with laws and contractual obligations; compliance with PATRIOT ACT; payment of taxes and other obligations; preservation of existence; maintenance of books and records and inspection rights (including customary appraisal rights for inventory, machinery and equipment, real property (including environmental reports) and receivables); use of proceeds; maintenance of properties (including intellectual property); additional guarantees and related security interests from new direct or indirect subsidiaries of the Obligors; control agreements with respect to deposit accounts, securities accounts and other similar accounts (which shall provide for cash dominion upon the occurrence of agreed-upon trigger events); ERISA matters; FDA and regulatory matters; environmental compliance; further assurances; maintenance of insurance; limitation on indebtedness, liens, granting of negative pledges, mergers, consolidations, sales of assets, change of names, dividends, stock redemptions and other restricted payments, cash payments on any earn-out obligations and the modification, redemption and/or prepayment of other debt or the Second Lien Credit Facilities to be agreed; limitation on investments (including loans and advances) and acquisitions; limitation on sale-leasebacks; limitation on transactions with affiliates; limitations on modifications of certain agreements; changes in line of business; limitation on hedging agreements; limitations on the repurchase of capital stock; and other customary and industry-specific covenants for transactions of this type mutually acceptable to the parties.

The affirmative and negative covenants shall be substantially similar in the Definitive Documentation in respect of the First Lien Revolving Credit Facility and the Definitive Documentation in respect of the Second Lien Credit Facilities, except that (i) the “baskets” for the negative covenants in the Definitive Documentation in respect of the Second Lien Credit Facilities shall be sized with a cushion to be agreed above the basket levels for the negative covenants in the Definitive Documentation in respect of the First Lien Revolving Credit Facility, (ii) the Definitive Documentation in respect of the Second Lien Credit Facilities will not include borrowing-base specific reporting requirements and (iii) the Definitive Documentation in respect of the Second Lien Credit Facilities will contain a customary anti-layering covenant.

Events of Default:	Events of Default will apply to the Company and its subsidiaries, will be subject to materiality levels and grace periods to be agreed and will include those that are customary for credit facilities of this size, type and purpose and others deemed appropriate by the Agents, including: nonpayment of principal, interest, fees or other amounts; any representation or warranty being incorrect when made or confirmed; failure to perform or observe covenants set forth in the Definitive Documentation; cross-default to other indebtedness; bankruptcy and insolvency defaults; judgment defaults; actual or asserted invalidity of any Definitive Documentation; change of control; impairment of security interests; restraint of operations or loss, damage, casualty, seizure or attachment of assets; ERISA defaults; FDA and regulatory defaults; defaults under material agreements; and other customary or industry-specific events of default for transactions of this type mutually acceptable to the parties.
Expenses and Indemnification:	The Company will pay all reasonable and documented costs and expenses associated with due diligence and the preparation, negotiation, administration, and closing of all loan documentation and any amendment or waiver with respect thereto, including, without limitation, the reasonable and documented legal fees of third party advisors and counsel to the Agents (limited to (w) one primary counsel for Agents (or, to the extent the Agents are not affiliates, one primary counsel for each of First Lien Agent and Second Lien Agent), (x) one local counsel in each relevant jurisdiction, (y) regulatory counsel if reasonably required, and (z) to the extent one primary counsel represents both of the Agents, one additional counsel (representing either First Lien Agent or Second Lien Agent only) to the extent of any conflict between First Lien Agent and Second Lien Agent on any matter, including, without limitation, the negotiation of the intercreditor agreement between the Agents). The Company will also pay the expenses of the Agents and each Lender in connection with the enforcement of the Definitive Documentation. The Company will indemnify the Agents and each Lender (and, in each case, their affiliates and their respective officers, directors, employees, advisors and agents) on customary terms.

Assignments and Participations:

Each Lender may assign all or a portion of its loans and commitments under the Credit Facility or sell participations therein to another person or persons subject to limitations, if any, established by the Agents. So long as no Event of Default in respect of payments, bankruptcy, financial reporting, borrowing base reporting and financial covenants exists, the Company shall have the right to approve (which approval shall not be unreasonably withheld or delayed) any assignee; provided, that (a) no such approval shall be required for an assignment to (i) a Lender, (ii) an affiliate of a Lender, or (iii) an Approved Fund (definition to be agreed) and (b) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agents within five (5) business days after having received notice thereof.

For the avoidance of doubt, each Lender shall be permitted to grant a security interest in all or any portion of its rights under the Definitive Documentation (including, but not limited to, the Credit Facility) (without the consent of, or notice to, or any other action by, any other party hereto) to secure the obligations of such Lender or any of its affiliates to any person or entity providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its affiliates and any agent, trustee or representative of such person or entity.

Yield Protection and Increased Costs:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.
Governing Law and Forum:	The laws of the State of New York.
Special Counsel to Agents:	Morgan, Lewis & Bockius LLP.